PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FIRST QUARTER 2010 EARNINGS
Tuesday, April 20, 2010     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Lynnea, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended March 31, 2010.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions.]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance.  These statements are based on management’s current expectations.  The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 1st quarter 2010 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mark Bradley: Thank you.  Good morning and welcome to our conference call.

Today, Peoples Bancorp reported earnings after preferred dividends of $800 thousand or 8 cents per common share.

Although we would have liked to see bottom line earnings at a higher level, there were several positives during the quarter, including a decrease in nonperforming assets, stable net interest income and margin, and strong core deposit growth.  Operating expenses were held steady compared to last year’s levels.  And capital ratios remained healthy and significantly above the levels needed to be considered “well capitalized”.

The company also continued to face challenges, as earnings were impacted by a $1.0 million pre-tax write-off of the last of our collateralized debt obligation or “CDO” securities.  Net loan chargeoffs increased slightly from the fourth quarter of 2009 and OREO costs of about $300,000 were abnormally high compared to previous quarters and amounts expected for future quarters.  Despite these obstacles, we were encouraged by our core operating results, which were in line with our expectations.

On the asset quality front, for the 2nd straight quarter, we reduced nonperforming assets, as nonperforming loans decreased $5 million from the end of 2009, due mostly to charge-downs on existing nonaccrual commercial loans.  One single nonaccrual loan accounted for $1.5 million of the decline in nonperformings, through a loan chargeoff, as a result of negotiations for the short-sale of its underlying collateral.  This particular credit is on a condominium project in Florida, and has been a nonaccrual loan since mid-2008.  The sale of the property is expected to be completed in the second quarter of 2010, and would remove the remaining balance of $3.9 million out of our nonaccrual loan totals.  Reducing nonperforming assets is a key priority, and this deal illustrates how we are aggressively yet prudently seeking resolution of problem loans.

Including the $1.5 million chargeoff just described, net loan chargeoffs were up moderately from the fourth quarter at $7.2 million, with much of the total due to chargeoffs on existing nonaccrual loans, of which about $2 million had specific reserves in prior periods.  At March 31, our allowance for loan losses totaled $26.6 million and was 89% of nonperforming loans, up from 79% at year-end 2009.  Provision for loan losses of $6.5 million was comparable to the linked quarter, and up from $4 million in last year’s first quarter.

During the first quarter, overall loan delinquencies in the 30 to 89 day category held steady in the 1-2% range.  At March 31, business loans at 30 to 89 days late were 1.05% of total business loan balances, up slightly from 0.79% at December 31.  Consumer loan delinquencies at March 31 were comparable to December 31 figures.

Overall, the trends in asset quality are positive over the last several quarters, as our coverage ratio has increased and nonperforming assets have declined.   We still don’t believe we’ve turned the corner yet on the credit cycle though, and therefore asset quality will remain a top focus for at least all of this year.

Throughout the difficult operating environment of the last several quarters, Peoples has maintained strong capital ratios.  At March 31, Peoples’ total risk-based capital ratio was up 3 basis points from the linked quarter at 16.83%, and remained substantially higher than the regulatory minimum amount needed to be considered “well capitalized.”  Our tier 1 common capital ratio also improved modestly from the end of the prior quarter to 10.60%.  Our capital position remains a source of strength to deal with difficult economic conditions and work our way through asset quality issues.

I will now turn the call over to Ed Sloane, Peoples Bancorp’s CFO, for his comments on first quarter results.

Ed Sloane: Thanks Mark.

As Mark mentioned in his opening comments, Peoples realized a $1.0 million dollar other-than-temporary-impairment charge related to two CDO’s in our investment portfolio.  The CDOs were comprised of bank issued trust preferred securities, and were deemed to be total losses due to the credit quality of the underlying issuers and updated estimates of cash flows to be received from the securities.  After the first quarter charges, Peoples now has no remaining exposure to CDO securities, which were the only securities in our portfolio that were identified as having a substantial risk of loss.

Other operating results were in line with our expectations, and net interest income and margin were highlights for the quarter.  Net interest income was comparable to the fourth quarter at $15.4 million, while margin improved by 2 basis points to 3.52%.  We are pleased that net interest income and margin has held steady during the past several quarters even as loan growth has been difficult.  We credit this success in part to investment yields holding up, and declines in our cost of funds as a result of steady core deposit growth.

Our balance sheet strategy for 2010 continues to center on reducing our cost of funds in the absence of earning asset growth.   In order to do this, we’re focusing on growing core, or lower cost, deposits, allowing us to pay-down higher-cost funding as it comes due.  In addition, our core deposit growth has allowed us to selectively price down some of our more expensive public funds accounts, further lowering overall interest cost.

During the first quarter, total retail deposits were up $43 million or 13% annualized, due mainly to increases in money markets and a modest gain in non-interest bearing deposits.  Total savings accounts declined by $4 million as gains of $5.5 million in consumer and business savings were offset by a planned reduction in high-cost public funds savings balances in connection with our balance sheet strategy.   Also during the quarter, a $10 million, 4.80% long-term borrowing matured, which also assisted our cost of funds decline.  Cost of interest bearing deposits was down 26 basis points from the linked quarter, which outpaced our 19 basis point decline in earning asset yield, and helped drive margin higher.

On the asset side of the balance sheet, we saw flat loan balances, and a slight reduction in our investment portfolio, as attractive investments that meet our risk and return criteria became scarce.  New production remained steady and slight growth was seen in the commercial loan area, but was offset by commercial loan chargeoffs and some declines in the consumer loans.

Deposit growth and lack of traction in earning asset growth has steadily improved our liquidity position, and as a result, we could see some modest pressure on margin in the coming quarters.  Loan demand is still slow due to economic conditions, and we expect flat to a slightly smaller balance sheet for the second quarter unless more attractive investment opportunities present themselves.  We remain positioned to take advantage of an upward movement in short-term interest rates, but of course we can’t be certain when that movement might take place.  Until we see loan demand increase, our balance sheet strategies are to maintain good liquidity, to continue changing our funding mix, and to use excess cash to pay down borrowings as they come due.

In other operating results for the quarter, Peoples’ non-interest income was up $300 thousand from the fourth quarter, due to increased revenue from our wealth management business, and the recognition of insurance profit-sharing income that occurs annually in the first quarter of the year.   Peoples’ trust and investment income totaled $1.6 million, up 26% from the fourth quarter and 47% from last year’s first quarter, due to strong results from our fiduciary business.   Total non-interest income was down slightly from the prior year quarter, as the increases from trust and investment income were offset by declines in insurance revenues and mortgage banking income.  We did not anticipate the same levels of mortgage banking income that we saw in ’09, and non-interest income as a whole was in line with our expectations.

Operating expense for the first quarter was $14.6 million, which was comparable to both the linked and prior year quarters.  During the quarter, Peoples incurred OREO expense of about $300 thousand in connection with 2 commercial property foreclosures, and we do not expect that run rate to continue throughout 2010, but we do expect to incur more OREO costs compared to previous years.  We also saw modestly higher FDIC insurance and net occupancy costs were higher compared with last year’s first quarter.  These increases were offset by expense declines associated with our continuing cost control initiatives.  Peoples’ efficiency ratio was 60% for the quarter, and was within the range that we expected.

And now I will turn the call back to Mark for his final comments.

Mark Bradley: Thanks Ed.

Although the first quarter had some “noise” from the impairment charge in the investment portfolio, other results were good.  Asset quality improved, net interest income and margin remained steady, our revenue stream remained diverse through the contributions of our fee-based businesses, and operating expense was contained.  Peoples continues to be a strong and secure company, as evidenced by our healthy liquidity and capital positions.  We are confident that the high-risk securities have all been wrung out of our portfolio and hope that we can now get back to more consistent earnings results in the coming quarters.

Our key strategic priorities are to continue reducing nonperforming assets, maintaining sound capital and liquidity, and preserving core earnings through disciplined business expansion and cost control.  We believe that we have had success in each of these areas during the first quarter, and will keep working throughout the year to achieve our goals.

We also continue to analyze our participation in the TARP program, with the goal of paying back the capital as soon as it makes sense to do so.  We still view TARP capital as a useful tool to be able to provide needed loan offerings in this difficult environment, but it is also an “insurance policy” against economic conditions that are still uncertain.

On the strategy front, Peoples recently took steps to enhance banking products and services, with the introduction of Peoples Mobile Banking in the first quarter.  This value-added service gives our clients the ability to bank from anywhere at any time, and puts Peoples at a competitive advantage with many banks in our markets.   This is just one illustration of how behind the scenes, we are continuing to focus on strategies to grow and improve our business.

As always, we will remain focused on the long-term success of our clients, shareholders, employees, and communities as we make the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.  I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator: [Facilitator Instructions.]  Your first question comes from Daniel Arnold at Sandler O’Neill.

Daniel Arnold: Hey, good morning guys.

Mark Bradley: Hi, Dan.

Ed Sloane: Good morning.

Daniel Arnold: A couple of questions here.  First, I just want to talk about credit for a little bit.  You mentioned that $1.5 million write-down on the previously impaired credit.  I was wondering if that’s one of the credits that you guys have broken out.  If it is which one was that?

Mark Bradley: What do you mean by “broken out”?

Daniel Arnold: Was one maybe one of the Florida commercial real estate ones that you detailed, or possibly be in Ohio.  I think there was like a health center there?

Mark Bradley: Yes, it was a Florida piece of collateral.  And that was one of our goals was to try to get that project sold as soon as possible and we think its going to happen in the second quarter.  So, the charge-off occurred in the first quarter and the sale proceeds would come in the second quarter.

Daniel Arnold: Okay.  Is that $5.4 million the current value or is that the value before the charge-off?

Mark Bradley: Value before the charge-off.

Ed Sloane: It would be $3.9 million after the charge-off, Dan.

Daniel Arnold: Okay.  And so, then you guys expect to sell that, I mean, is that kind of a price you guys have negotiated in advance and you hope to close the deal in the second quarter or...

Mark Bradley: That is correct.

Daniel Arnold: Okay.  And then, just as you guys look at the credit situation out there, I mean, it seems like most of the credit issues that you have is on things that you guys have previously identified.  What’s the inflow of NPA’s looking like for you guys, new credits coming on to non-accrual?

Mark Bradley: Yeah, that’s a good question Dan.  This is Mark.  You know there are still credits out there that we have concerns about.  There has been stabilization in that area, but the economy is still kind of in “start and stop” mode.  So we are watching our classified assets with a careful eye.  It’s difficult to predict which way that number will go.  We don’t think it will get better anytime soon.  So I think any inflows will be offset by outflows whether it is charge-offs or sale of properties.

Daniel Arnold: So, I mean as you guys look at the net charge-off that you guys had this quarter was a little bit elevated, do you expect this to kind of be a run rate going forward or do you expect this to come in as you work through the existing NPAs?

Ed Sloane: Again this is Ed.  I would have to say that we would expect the net charge-off rate to be down from where it was in the first quarter.  Keep in mind that there was some noise in that charge-off numbers as a result of the $1.5 million write down that we were just talking about.  So we would expect that to come down going forward.

Daniel Arnold: That’s kind of what I was trying to get at there.  And as you guys look at kind of the areas where you have had some issues, particularly out of market credits.  How is that – how have those been performing?

Mark Bradley: We actually charged down another set, I will call it, of out of market credits in Arizona related in the first quarter to the tune of $1 million.  I think we are close to what I’d call the bottom there to where maybe we’ll see some activity and be able to move those projects off our books.  Really, there’s such a small amount out-of-market, true out-of-market, meaning outside West Virginia, Kentucky and Ohio, that we haven’t seen much more slippage because there’s not much more there.

Daniel Arnold: Okay and just kind of switching gears a little bit to the CDO write down.  So, it sounds like you guys have no CDOs left on the books.  What about the single bank issued trust preferreds, how have those been performing?

Ed Sloane: Yes, Dan this is Ed. Trust preferreds, we have the single bank issue TRUPS, we have $16 million that is outstanding in the portfolio.  As I’ve mentioned in the past, it’s comprised of nine banks, four of which were part of the SCAP stress testing that went on last year.  They are performing fine.  They are all paying as we expected them to.  There are no signs for potential deferrals or strain on those particular securities.  They are well-capitalized institutions, some have done FDIC deals, some have done capital raises and we just don’t see a particular problem with these at this point.

Daniel Arnold: Okay, fair enough.  Well, since you mentioned FDIC deals, why don’t we switch gears to that.  What’s your appetite for deals and have you guys seen a lot of opportunities in your markets or in places that you would go?  Are you guys putting in bids?

Mark Bradley: This is Mark, Dan.  We do have an appetite to do an FDIC deal.  There have not been many, if any, in our markets.  So, it’s a wait and see game for us right now.

Daniel Arnold: I mean, do you guys want to strictly stay within your markets or would you jump kind of to adjacent markets or maybe kind of reach a little bit farther?

Mark Bradley: Well, I think it depends on the deal.  But I think our primary focus would be in-market or very close to market.

Daniel Arnold: So, it sounds like you guys haven’t really put in any bids because there hasn’t been anything that’s kind of met your criteria.

Mark Bradley: Your assumption is correct.

Daniel Arnold: Okay.  What about from a size perspective?  How big would you guys be willing to go?

Mark Bradley: Well, again, I think that depends on the deal and what it would do to the combined balance sheet.  So, it’s really on a deal-by-deal basis.

Daniel Arnold: Okay.  And just one last kind of question on the margin here, I thought that was probably the biggest positive, particularly the core deposit growth.  Have you seen those trends continue so far into the second quarter?

Ed Sloane: Dan, this is Ed.  I would expect to see deposits moderate, the deposit growth moderate in the second quarter.  There is some seasonality that comes into play here and our focus is going to be continuing on low cost types of core deposits, the retail deposit base, and again just some moderations, so not at that same 4% growth level as in the first quarter.  We do have some opportunity to reduce borrowings further, not significant amounts, but there is some opportunity to offset some moderate deposit growth on that side of the balance sheet.

Daniel Arnold: Okay.  I mean, you guys kind of broke out there was one, I guess, commercial credit that put about $20 million into business deposit account.  If rates were to go up, do you think that kind of trend would reverse where people who are kind of sitting on the sidelines will see these probably because the rates are so low there we would begin moving money market or checking accounts back in CDs because yields become more attractive?

Ed Sloane: Yes.  Certainly possible that they will start to see that trend reverse but I think it might be very slow to come actually in 2010.

Daniel Arnold: Okay.  Just because the rates – the absolute level probably continue to be so low?

Ed Sloane: Correct.

Daniel Arnold: Okay.  I think that pretty much covers it for me guys.  I appreciate you taking the time.

Mark Bradley: All right.  Thanks Dan.

Ed Sloane: Thank you.

Facilitator: [Facilitator Instructions.]  Our next question comes from Daniel Cardenas of Howe Barnes.

Daniel Cardenas: Operator: Our next question is from Daniel Cardenas of Howe Barnes.  Please go ahead.

Daniel Cardenas: Good morning guys.

Mark Bradley: Hi Dan.

Ed Sloane: Hi Dan.

Daniel Cardenas: Dan did a good job of asking questions.  I just have a few small ones.  As I look, just kind of going back to the margin, as I look at your cost of funds, can you talk a little bit about deposit repricing opportunities, what’s left for the remainder of the year and is that going to have a material impact on the margin?

Ed Sloane: This is Ed.  I started to allude to this earlier with Dan Arnold, that really from a borrowings perspective there is really not a whole lot left out there during the course of the year.  We will see some relief.  I think those are out there at about a 4% rate as they come off, so we will see some relief from that.  In the deposit portfolio, there is not a lot of opportunity out there for continued reduction in deposits.  So, the level that we saw in cost of funds decrease in 2009 and even through some of the first quarter of this year will certainly start to moderate.

Daniel Cardenas: Okay.  And then, can you kind of comment on, in terms of deposit pricing, I mean, what’s competition like right now, is it beginning to heat up a little bit or is it still pretty somewhat rational?

Mark Bradley: This is Mark.  I think it’s still rational Dan.  We’re not seeing a lot of outliers at this point, so I think that’s a good thing.

Daniel Cardenas: Okay.  You are not hearing anything from the bigger guys in terms of them trying to get back into the market?

Mark Bradley: Not at this point.

Daniel Cardenas: Okay.  Good, good.  And then, quick question on the credit quality side.  Just looking at your OREO, down slightly on a sequential quarter basis.  Can you kind of talk us through the migration pattern of inflows and outflows for the quarter?

Mark Bradley: Yes, it’s pretty simple Dan.  This is Mark.  We have one large OREO property for about $5 million in that category.  There is another commercial, I will say, property or properties (plural) related to the same relationship for about $1 million, and the rest are absolutely 1 to 4 family or smaller commercial deals.  So, you really have one large property taking up the lion’share of what’s in OREO.  There was no movement in that property in that in the first quarter obviously, but we are seeing, as things go into OREO, if there smaller properties, we are able to move those.  It’s the larger ones that are obviously taking more time.

Daniel Cardenas: Okay.  And then just one kind of a quick question on the lending side.  I know the opportunities seem to sound like they are pretty slim right now but, again, just looking at pricing competition.  Is that heating up at this moment or is it still somewhat rational?

Mark Bradley: This is Mark, I think it’s rational.  I think for the better deals it gets hot, it’s heated up.  So, it is still -- it is tougher to grow loans but I still think there are a lot of opportunities out there for us.  We had good loan production in the first quarter.  The charge-offs pull down our balance sheet totals obviously.  So, I think there are still opportunities out there and our lenders and business bankers are pursuing them vigorously and we are looking at more deals than we were looking at say six to nine months ago.

Daniel Cardenas: So, the pipeline – it sounds like the pipeline has picked up a little bit?

Mark Bradley: Picked up a little.  I would not call it significant but it is favorable, let’s put it that way.

Daniel Cardenas: Okay, thank you.

Mark Bradley: All right, thank you.

Ed Sloane: Thank you.

Facilitator: [Facilitator Instructions.]  Please hold for further questions.  And we do have a follow-up from Daniel Arnold of Sandler O’Neill.  Please go ahead.

Daniel Arnold: Hi guys, just one quick follow up.  Just on the tax rate I think you guys guided to 19% going forward.  Just wanted to see what was keeping that so low right now?

Ed Sloane: That’s just really the pre-tax earnings and the fact that we are going to continue to see some elevated provision levels.  It’s going to keep pre-tax earnings down.  Therefore you are going to see a lower effective tax rate.

Daniel Arnold: And that’s the effective tax rate for the remaining part of the year, not the...?

Ed Sloane:  That’s correct.

Daniel Arnold: Okay.

Ed Sloane:  That’s right.

Daniel Arnold: Great.  I appreciate it guys.  Thanks again.

Facilitator: [Facilitator Instructions.]  At this time, there are no further questions.  Sir, do you have any closing remarks?

Mr. Bradley: Yes, this is Mark.  Thank you gentlemen for your good questions and thank you everyone for participating.  Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section.  Thanks for your time and have a good day.

Facilitator:  This will conclude today’s conference call.  Thank you for attending.  You may now disconnect.

END